     PRESS RELEASE
     FOR IMMEDIATE RELEASE
OM GROUP ANNOUNCES RECORD 2008 FIRST-QUARTER RESULTS
— Positive End-Market Demand and Acquisitions Drive Growth —
— Transformation Strategy and Integration on Track —
CLEVELAND – May 8, 2008 – OM Group, Inc. (NYSE: OMG) today announced record net sales and operating profit for its first quarter ended March 31, 2008.
Net sales were $480.8 million compared with $216.2 million in the corresponding period of 2007. Revenue more than doubled, due primarily to higher selling prices reflecting higher cobalt prices, strong organic growth in such key end markets as batteries and powder metallurgy, as well as to contributions from the newly acquired coatings business and the electronic technologies of Rockwood Specialties Group, Inc., which added $67.0 million in the first quarter of 2008.
“Our 2008 first-quarter results demonstrate the powerful potential of our transformation strategy,” said Joseph M. Scaminace, chairman and chief executive officer. “By balancing organic growth initiatives that harness the growing market demand for our value-added products with acquisitions that provide us with even greater end market and geographic diversity, we are building a company that delivers sustainable profitability while diminishing the impact of metal price volatility on our results.”
Gross profit increased to $136.7 million in the first quarter of 2008 versus $72.2 million in the comparable 2007 quarter. The increase was attributable primarily to a higher cobalt reference price, acquisitions, greater volume and a gain of $5.8 million on cobalt forward purchase contracts. As a percentage of net sales, gross margin fell due to an increase in low-margin cobalt metal resale and foreign currency exchange rates. Operating profit in the quarter was $94.6 million versus $46.8 million in the prior year.
Income from continuing operations was $55.6 million, or $1.82 per diluted share, in the first quarter of 2008, compared with a loss of $18.5 million, or $0.63 per diluted share, in the 2007 period. The loss in the first quarter of 2007 was attributable primarily to higher interest expense, a loss on redemption of high-yield debt and income tax expense from repatriating cash.
Income from discontinued operations, which related principally to the operations of the Nickel business that was sold in the first quarter of 2007, was $61.0 million in the first quarter of 2007 compared with a loss of $0.4 million this quarter. Additionally, the company recognized a gain of $72.3 million on the sale of the Nickel business last year, resulting in total income from discontinued operations of $133.3 million in the first quarter of 2007.
Net income in the first quarter of 2008 was $55.2 million, or $1.81 per diluted share, compared with last year’s first-quarter net income of $114.8 million, or $3.85 per diluted share. The decrease was due primarily to total income from discontinued operations in the 2007 period.
Selling, general and administrative (SG&A) expenses increased to $42.0 million in the first quarter of 2008 compared with $25.4 million in the first quarter of 2007. The increase was due primarily to the acquired businesses that were not included in OM Group’s operations in 2007. SG&A as a percent of sales fell to 8.7 percent from 11.8 percent, reflecting the company’s ability to leverage selling expenses.

Income tax expense was $27.1 million in the first quarter of 2008, or an effective tax rate of 28.4 percent, down from the $40.0 million expense from the first quarter of 2007, or an effective tax rate of 170.9 percent.
Taxes in the first quarter of last year included a $38.8 million charge related to repatriation of cash from overseas, primarily as a result of the proceeds from the sale of the Nickel business.
BUSINESS SEGMENT RESULTS
To better align its transformation and growth strategy, including two strategic acquisitions completed in 2007, the company, effective January 1, 2008, reorganized its management structure and external reporting around two segments: Advanced Materials and Specialty Chemicals. The Advanced Materials segment consists of Inorganics, the Democratic Republic of Congo (DRC) smelter joint venture and metal resale. The Specialty Chemicals segment is comprised of Electronic Chemicals, Ultra Pure Chemicals, Photomasks and Advanced Organics. The corresponding information for 2007 has been reclassified to conform to the current year reportable segment presentation.
Advanced Materials
Net sales for the Advance Materials segment were $332.4 million in the first quarter of 2008 compared with $151.4 million in the first quarter of last year. The increase was due to higher product selling prices due to an increase in the market price for cobalt, greater volume and growth in metal resale. The average cobalt reference price was $46.19 in the first quarter of 2008 compared with $25.82 in the 2007 period.
Operating profit for the segment increased to $95.3 million from $47.2 million in the prior-year quarter. As a percentage of sales, operating profit was lower this quarter due primarily to higher cobalt metal resale volume, which generally generates lower margins.
Specialty Chemicals
Sales from the Specialty Chemicals segment climbed to $149.1 million in the first quarter of 2008 compared with $66.7 million in the same quarter last year, due primarily to the aforementioned acquisitions and higher selling prices, especially in Advanced Organics.
Operating profit increased to $8.5 million in the first quarter of 2008 versus $8.0 million last year. The first quarter of 2008 includes a $1.7 million charge related to the step-up to fair value of inventory acquired and sold in the ordinary course of business.
“At the end of 2007 we completed the acquisition of three global electronic technologies businesses. We have moved efficiently through a comprehensive integration plan, which is on track, and our focus has shifted to optimizing the impact of these businesses,” said Scaminace. “While there is still much work to be done, we remain highly confident that these businesses represent a platform for meaningful contribution to our top and bottom lines for years to come.”
OUTLOOK
“Despite today’s global economic uncertainties, we remain optimistic about our near-term and long-term growth potential, given the vitality and geographic diversity of the majority of the markets we serve,” said Scaminace. “With few exceptions, demand for our products remains strong, if not increasing steadily.”
“We continue to expect Advanced Organics to grow modestly, despite some downward pressure from the domestic housing market,” he continued. “While capital spending on semiconductors has been lower than anticipated, resulting in softness for Photomask, other parts of the semiconductor market remain in line with expectations. We anticipate that, as the year unfolds, this sector will recover by the second half of 2008.
“The global supply and demand balance for cobalt remains tight, as demand continues to grow with no significant increase in supply anticipated in the near future,” Scaminace concluded. “Our efforts to mitigate the impact of fluctuating cobalt prices encompass a broad range of initiatives that include diversifying our raw material sources, maintaining a tight reign on inventories and shortening our supply chain wherever possible.”
WEBCAST INFORMATION
The company has scheduled a conference call and live audio broadcast on the Web for today at 10 a.m. (ET). Investors may access the live audio broadcast by logging on to www.omgi.com. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available on the “Investor Audio Archive” page of the company’s Web site, commencing three hours after the call.
ABOUT OM GROUP, INC.
OM Group, Inc. is a diversified global developer, producer and marketer of value-added specialty chemicals and advanced materials that are essential to complex chemical and industrial processes. Key technology-based end-use applications include affordable energy, portable power, clean air, clean water and proprietary products and services for the microelectronics industry. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s Web site at http://www.omgi.com/.
# # #
For more information, contact: Troy Dewar, director, investor relations, at +1-216-263-7765.
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion.
A more complete disclosure about forward-looking statements can be found in our most recent annual report on Form 10-K and quarterly report on Form 10-Q. The company undertakes no obligation to update any forward-looking statements as a result of future developments or new information.

OM Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$74,890	$100,187
Accounts receivable, less allowances	237,672	178,481
Inventories	497,643	413,434
Other current assets	87,293	64,431

Total current assets	897,498	756,533

Property, plant and equipment, net	277,665	288,834
Goodwill	339,267	322,172
Notes receivable from joint venture partner, less allowances	19,665	24,179
Other non-current assets	68,309	77,492

Total assets	$1,602,404	$1,469,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$510	$513
Accounts payable	247,386	214,244
Accrued income taxes	30,481	32,040
Accrued employee costs	27,676	34,707
Other current liabilities	26,697	25,435

Total current liabilities	332,750	306,939

Long-term debt	48,169	1,136
Deferred income taxes	24,524	29,645
Minority interests	50,124	52,314
Other non-current liabilities	51,305	50,790

Total stockholders’ equity	1,095,532	1,028,386

Total liabilities and stockholders’ equity	$1,602,404	$1,469,210

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Income

	Three Months Ended March 31,
(In thousands, except per share data)	2008	2007
Net sales	$480,795	$216,196
Cost of products sold	344,129	143,952

Gross profit	136,666	72,244
Selling, general and administrative expenses	42,032	25,432

Operating profit	94,634	46,812
Other income (expense):
Interest expense	(360)	(7,105)
Loss on redemption of Notes	—	(21,733)
Foreign exchange gain	646	468
Other income, net	556	4,952

	842	(23,418)

Income from continuing operations before income taxes and minority interest	95,476	23,394
Income tax expense	(27,145)	(39,974)
Minority partners’ share of income	(12,742)	(1,961)

Income (loss) from continuing operations	55,589	(18,541)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	(369)	61,019
Gain on sale of discontinued operations, net of tax	—	72,289

Total income (loss) from discontinued operations, net of tax	(369)	133,308

Net income	$55,220	$114,767

Net income (loss) per common share — basic:
Continuing operations	$1.85	$(0.63)
Discontinued operations	(0.01)	4.48

Net income	$1.84	$3.85

Net income (loss) per common share — assuming dilution:
Continuing operations	$1.82	$(0.63)
Discontinued operations	(0.01)	4.48

Net income	$1.81	$3.85

Weighted average shares outstanding
Basic	30,074	29,771
Assuming dilution	30,460	29,771

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Cash Flows

	Three Months Ended March 31,
(In thousands)	2008	2007
Operating activities
Net income	$55,220	$114,767
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
(Income) loss from discontinued operations	369	(61,019)
Gain on sale of discontinued operations	—	(72,289)
Loss on redemption of Notes	—	21,733
Depreciation and amortization	13,365	8,065
Other non-cash items	9,545	(3,074)
Changes in operating assets and liabilities
Accounts receivable	(59,656)	(27,413)
Inventories	(86,921)	(29,414)
Accounts payable	33,080	33,638
Other, net	(18,652)	20,160

Net cash provided by (used for) operating activities	(53,650)	5,154

Investing activities
Expenditures for property, plant and equipment	(6,725)	(3,660)
Net proceeds from the sale of the Nickel business	—	411,142
Other investing activities	538	2,309

Net cash provided by (used for) investing activities	(6,187)	409,791

Financing activities
Payments of revolving line of credit and long-term debt	(23,046)	(400,000)
Borrowings from revolving line of credit	70,000	—
Premium for redemption of Notes	—	(18,500)
Excess tax benefit on exercise of stock options	23	—
Distributions to joint venture partners	(14,934)	(1,350)
Proceeds from exercise of stock options	818	248

Net cash provided by (used for) financing activities	32,861	(419,602)

Effect of exchange rate changes on cash	1,679	1,109

Cash and cash equivalents
Decrease from continuing operations	(25,297)	(3,548)
Discontinued operations — net cash provided by operating activities	—	49,623
Discontinued operations — net cash used for investing activities	—	(1,540)
Balance at the beginning of the period	100,187	282,288

Balance at the end of the period	$74,890	$326,823

OM Group, Inc. and Subsidiaries
Unaudited Segment Information

	Three Months Ended March 31,
(In thousands)	2008	2007
Net Sales
Advanced Materials	$332,385	$151,432
Specialty Chemicals	149,114	66,719
Eliminations	(704)	(1,955)

	$480,795	$216,196

Operating profit
Advanced Materials	$95,319	$47,201
Specialty Chemicals	8,454	7,976
Corporate	(9,439)	(8,351)
Eliminations	300	(14)

	$94,634	$46,812

Non-GAAP Financial Measure
Three months ended March 31, 2008 and 2007

	Three months ended		Three months ended
	March 31, 2008		March 31, 2007

Amounts in thousands except per share data	$	EPS	$	EPS

Net income as reported	$55,220	$1.81	$114,767	$3.85

Less:
Total income (loss) from discontinued operations	(369)	(0.01)	133,308	4.48

Income (loss) from continuing operations — as reported	$55,589	$1.82	$(18,541)	$(0.63)

Special items — income (expense):
REM — inventory step-up (COGS), net of tax	(1,222)	(0.04)	—	—
Tax assessment in Canada	(1,013)	(0.03)	—	—
Loss on redemption of Notes	—	—	(21,733)	(0.73)
Tax benefit related to loss on redemption of Notes	—	—	7,607	0.26
Tax expense related to repatriation of foreign cash	—	—	(38,789)	(1.30)
Malaysian tax holiday — retroactive to January 1, 2007	—	—	(2,700)	(0.09)

Income from continuing operations — as adjusted for special items	$57,824	$1.90	$37,074	$1.25

Weighted average shares outstanding — diluted		30,460		29,771